Exhibit 99.1

Apco
Nasdaq: APAGF	Argentina

Date:	March 10, 2006

Contact:	Thomas Bueno (investor relations)	Julie Gentz (media relations)
	Apco	Williams
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com
Apco Argentina Reports Record Net Income for 2005
     Tulsa, Okla. — Apco Argentina Inc. today announced that during 2005 it generated net income of $29.8 million, which is an improvement of $14.3 million compared with net income of $15.5 million during 2004. The increase in net income is due primarily to higher operating revenues and equity income from Argentine investments.
     Compared with 2004, the company’s operating revenues increased by $12.1 million and equity income increased by $6.7 million. Crude oil, natural gas and liquefied petroleum gas (LPG) sales prices for the combined consolidated and equity interests averaged $37.89 per barrel, $1.06 per mcf and $381.42 per ton, respectively, compared with $31.30 per barrel, $.75 per mcf and $335.33 per ton, respectively, during 2004. Oil, natural gas and LPG sales volumes for the combined consolidated and equity interests totaled 2.184 million bbls, 6.3 bcf and 19.3 thousand tons, respectively, compared with 1.981 million bbls, 4.9 bcf and 16.4 thousand tons, respectively, during 2004.
     The improvements in both product sales prices and sales volumes were complemented by lower exploration expenses.
     The above favorable variances in operating revenue, equity income and exploration expense were partially offset by increases in operating expense, provincial taxes and Argentine income taxes.
     Operating expense increased by $772 thousand compared with 2004 due to a combination of factors, the most important of which are increased labor costs, higher tariffs charged by field service companies, a rise in the cost of electricity and higher expenses associated with rod pump operation and maintenance.
     Provincial production taxes and Argentine income taxes rose by $1.2 million and $3.1 million, respectively. The increase in provincial production taxes is directly associated with the previously described improvement in operating revenues. The increase in Argentine income taxes is directly associated with the previously described improvement in net income.
     “The company’s 2005 net income represents its highest annual income ever reported. This record performance is due to our success in increasing production levels with our successful drilling program and to increased oil prices, along with the acquisition of our new Tierra del Fuego assets,” said Ralph Hill, chairman and CEO of Apco.
     In the Entre Lomas concession, the company’s core asset, Apco continues drilling development wells at an aggressive pace. In 2005, the company and its partners drilled 37 wells, all of which were put on production. The success of this drilling program was the principal driver of the company’s production increases described previously.
     The 2006 budgeted capital program for the company’s combined consolidated and equity interests totals $27 million. “This level of investment demonstrates the company’s commitment to continue to execute on its plan for growth in Argentina. So far, 2006 is getting off to a good start with the early success of our Tierra del Fuego drilling program,” said Hill.
     In Feb. 2005, the company purchased an interest in three concessions on the island of Tierra del Fuego. After having acquired and interpreted 360 square kilometers of 3D seismic data, Apco and its partners commenced a drilling program in Nov. 2005. To date, six development wells have been drilled to depths ranging between 6,000 to 8,000 feet targeting the Springhill Formation. The first four wells encountered the Springhill with favorable reservoir characteristics. These wells tested gross daily rates from 2.8 million cubic feet of gas and 29 barrels of condensate to as high as 15.8 million cubic feet of gas and 265 barrels per day of condensate. Gas produced will yield varying contents of gas liquids that can be extracted. Test results are not necessarily indicative of future production results. The fifth and sixth wells have both reached total depth and, although preliminary indications are not encouraging, both wells will be completed. Whether either of these wells will be productive is not yet known. The company and its partners will continue to drill wells in Tierra del Fuego through August 2006.
     None of these wells have as yet been put on production because Apco and its partners must first increase capacity of production facilities on the properties and find a market for the increased volume of gas. The gas sales market is small on the island of Tierra del Fuego, an area with significant gas reserves, which is distant from major Argentine markets and is connected to those markets by the San Martin pipeline. The company is evaluating options available for marketing this additional gas, including increasing gas sales on the island, selling to markets in continental Argentina and exports to Chile.
     “We are very pleased with the early results of our Tierra del Fuego drilling program,” said Thomas Bueno, president of Apco. Since the company acquired these interests, daily production of gas, condensate and gas liquids from these fields, with no impact from the new wells, has averaged 13.8 million cubic feet, 495 barrels and 15 tons, respectively. Based on what we see today, these results could positively impact production levels in our Tierra del Fuego property. This validates our decision to purchase this asset and our continuing strategy to grow our presence in Argentina,” he said.
     The Tierra del Fuego volumes described in the foregoing paragraphs are gross volumes. Apco’s participation interest in the Tierra del Fuego properties and the aforementioned volumes is 25.72%.

About Apco (NASDAQ:APAGF)
     Apco is an oil and gas exploration company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.
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Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; the effect of changes in accounting standards and policies; increases in asset retirement obligations greater than currently estimated; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our Forms 10-K and 10-Q, available from our offices or at www.sec.gov.
Apco Argentina, Inc.
Summary of Earnings
(Dollars in Thousands, Except Per Share Amounts)

Three months ended December 31,	2005	2004
Total Revenues	$11,611	$8,113
Net income	$9,019	$4,504
Per share	$1.23	$0.61

Twelve months ended December 31,	2005	2004
Total Revenues	$41,739	$29,628
Net income	$29,846	$15,506
Per share	$4.06	$2.11